EXHIBIT 11.1

Wilmar Industries, Inc.
Statement Regarding Computation of Net Income Per Share
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

PRIMARY EARNINGS PER SHARE

                                             THREE MONTHS    THREE MONTHS
                                                 ENDED           ENDED
                                             MARCH 29, 1996  MARCH 31, 1995
                                             --------------  --------------

Income Before Income Taxes (2)                   $1,625,612      $  969,276
Provision for Income Taxes (2)                      666,000         389,000
                                                 ----------      ----------
Net Income                                          959,612      $  580,276
                                                 ==========      ==========


Weighted Average Shares Outstanding               8,985,934       5,656,001

Common Stock Equivalents:
 Preferred Stock                                    731,972         717,979

Items issued within one year of IPO: (1)
 Common Stock                                                     2,050,000
 Stock Options                                      228,380         172,327
Total Weighted Average Shares Outstanding         9,946,286       8,596,307
                                                 ==========      ==========

Net Income Per Share (2)                               $.10            $.07
                                                 ==========      ==========

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(1) Common stock issued and stock options granted at prices lower than the assumed initial public offering price within a one year period prior to an initial public offering are included in the calculation (using the treasury stock method and the assumed initial public offering price) as if they were outstanding for all periods presented (see Notes 2 and 4).

(2) The provision for income taxes, net income, and net income per share amounts reflected for the period ended March 31, 1995 represent pro forma amounts as if the Company had been subject to federal and state income taxation as a C Corporation since inception.

FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.